Exhibit 21.1

Subsidiaries

Farmington Bank
Farmington Savings Loan Servicing, Inc.
Village Investments, Inc.
Village Corp., Limited
28 Main Street Corp.
Village Management Corp.
Village Square Holdings, Inc.